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EXHIBIT 99.1

PRESS RELEASE                                               Source: netGuru Inc.

NETGURU WELCOMES NEW BOARD MEMBER
Wednesday October 30, 9:32 am ET

YORBA LINDA, Calif.--(BUSINESS WIRE)--Oct. 30, 2002--netGuru Inc. (Nasdaq:NGRU -
News) announced that it has accepted the resignation of Dr. John Pepin from its board of directors.

"My personal commitment to my academic position at the University of Memphis is my first priority and I must devote more time to that effort," said Pepin, dean of the Fogelman College of business and economics, University of Memphis. "To be absolutely clear, I am very supportive of netGuru and I will continue to support the company as much as my schedule will permit," Pepin added.

"We thank John for his contributions to netGuru and we look forward to his continuing relationship with us," said Jyoti Chatterjee, president of netGuru Inc.

"We are committed to a strong independent board and look forward to adding experienced and independent directors," said Amrit Das, chairman and CEO. "To this end, it is my privilege to announce the addition of a new member to the netGuru board of directors, Stanley W. Corbett. Stan is a seasoned executive with many years of experience in the manufacturing and software industries. We are very pleased to welcome him to our team."

Stan Corbett's Background

Corbett has had a successful career as a manufacturing executive in the aerospace industry. Since 1989, he has been providing consulting services for software system implementations to first and second tier defense contractors as well as commercial manufacturers. As a consultant he also has provided solutions to a large variety of manufacturing problems.

Corbett holds a B.S. in mechanical engineering from Lehigh University, and a M.S. in industrial engineering from Stanford University. Corbett has also completed the UCLA Executive Program.

Corbett stated, "I am delighted to be included in the future growth of netGuru. Although these are challenging times, these same challenges provide opportunities for those companies willing to adapt."

About netGuru

netGuru is an integrated information technology and services company. The company's solutions consist of the following:

-- Enterprise engineering and collaborative software solutions to businesses worldwide;

-- IT services; and

-- Web-based telecommunication and travel services.

The company has offices in the United States, India, the United Kingdom, France, Germany and Singapore and distributors in 40 countries. The company currently licenses its software products to more than 20,000 businesses, with 50,000 installations and 160,000 users in more than 65 countries.

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CONTACT:
     netGuru Inc., Yorba Linda
     Jyoti Chatterjee, 714/974-2500 x214
     E-mail: jyoti@netguru.com
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Source: netGuru Inc.